Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
China Biologic Products, Inc. and Subsidiaries
Audited Financial Statements December 31, 2006 and 2005

To The Board of Directors
China Biologic Products, Inc.

We consent to the incorporation in the Report of China Biologic Products, Inc. on Form SB-2/A of our report dated August 31, 2007 on our audits of the consolidated financial statements of China Biologic Products, Inc. and Subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, which our reports are incorporated in the Form SB-2/A. We also consent to the reference to our Firm under the caption "INTEREST OF NAMED EXPERTS AND COUNSEL".

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California
December 3, 2007